Exhibit 99



FOR IMMEDIATE RELEASE:                      CONTACT: DOUGLAS I. PAYNE
October 11, 2004                            Executive Vice President -
                                            Finance and Administration
                                            (276) 627-2157
                                            e-mail:dpayne@stanleyfurniture.com
                                            ANITA W. WIMMER
                                            Treasurer
                                            (276) 627-2446
                                            e-mail:awimmer@stanleyfurniture.com

                       STANLEY FURNITURE ANNOUNCES HIGHER
                SALES AND EARNINGS FOR THE THIRD QUARTER OF 2004

Earnings per share increase 37.3% on 18.3% sales gain

STANLEYTOWN, VA, October 11, 2004/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) today reported increased sales and earnings for the third quarter of 2004. Both sales and earnings exceeded management's guidance for the quarter issued in mid-July.

Net sales of $77.2 million increased 18.3% from the third quarter of 2003, marking the tenth consecutive quarter of sales growth over the comparable prior year quarter. Earnings per share grew 37.3% to $.81 compared to $.59 in the third quarter of last year.

For the first nine months of 2004, net sales of $218.1 million increased 16.1% over the comparable prior year period. Year-to-date earnings per share grew 40.6% to $2.32 compared to $1.65 in the comparable 2003 period.

Operating income for the third quarter rose to $8.8 million, or 11.4% of net sales, compared to $6.5 million, or 9.9% of net sales, for the comparable 2003 third quarter. For the nine months ending September 25, 2004, operating income increased to $25.3 million, or 11.6% of net sales, from $18.7 million, or 10.0% of net sales for the comparable 2003 period. Higher sales, increased production levels at the Company's domestic facilities, although at a slower growth rate than sales due to the growth of sourced items, and savings from sourcing initiatives drove the improvement. These improvements were offset by inflation in raw materials, wages, employee benefits and energy costs, and tariffs imposed on wooden bedroom furniture imported from China.

Approximately 27% of sales came from sourced items during the first nine months of 2004. Management expects sales from sourced items to level off around 30% of sales in the fourth quarter.

Cash flow in the first nine months of 2004 and available cash was used to reduce debt $5.6 million and pay cash dividends of $1.9 million. Approximately $10.2 million remains authorized by the Company's Board of Directors to repurchase shares of the Company's common stock. Total debt outstanding was $17.1 million and cash on hand was $2.2 million at September 25, 2004.

Business Outlook

"We are pleased to report our tenth consecutive quarter of year-over-year sales growth," commented Jeffrey R. Scheffer, president and chief executive officer. "For the past twelve months our sales have increased almost $40 million, or 16%, compared to the prior twelve months.

While industry sales trends have improved this year, we believe market share gains are driving most of our sales growth. The strong third quarter performance has caused us to again raise our sales and earnings guidance for 2004 as outlined below," Scheffer concluded.

Management offers the following guidance:

o Net sales are expected to be in the range of $77.5 million to $80.0 million for the fourth quarter of 2004, an increase of 7% to 10% over the prior year quarter. For total year 2004, net sales are expected to be in the range of $295.6 million to $298.1 million, representing an increase of 13% to 14% over 2003.

o Operating income is expected to be in the range of $8.6 million to $9.2 million for the fourth quarter of 2004, or $33.9 million to $34.5 million for total year 2004.

o Earnings per share are expected to be in the range of $.78 to $.83 for the fourth quarter of 2004 compared to $.70 in the year ago quarter. For total year 2004, earnings per share are expected to be in the range of $3.10 to $3.15 compared to $2.34 for 2003.

o The Company's effective tax rate is expected to be 36.1% for 2004 compared to 36.0% in 2003.

Management is currently in the process of planning and budgeting for 2005 and will provide guidance for 2005 at a later time.

Earnings per share are on a diluted basis.





Celebrating its 80th Anniversary in 2004, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, VA and Robbinsville and Lexington, NC. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, October 12, at 10:00 a.m. Eastern Time. The call will also be web cast live and archived on the Company's web site at www.stanleyfurniture.com. The dial-in-number is (877) 407-8029. A replay will be available through October 19, 2004. The dial-in-number for the replay is (877) 660-6853, the account reference number is 6721 and the conference number is 117481.

Forward-Looking Statements

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, the Company's success in pursuing its blended strategy of expanded offshore sourcing and domestic manufacturing, disruptions in offshore sourcing including those arising from supply or distribution disruptions or changes in political or economic conditions affecting the countries from which the Company obtains offshore sourcing, international trade policies of the United States and countries from which the Company obtains offshore sourcing, changes in the preliminary duties imposed on wooden bedroom furniture imported from China, the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, fluctuations in foreign freight cost, credit exposure to customers, capital costs and general economic conditions. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.



                                  TABLES FOLLOW









                         STANLEY FURNITURE COMPANY, INC.
                         Consolidated Operating Results
                      (in thousands, except per share data)
                                   (unaudited)

                                       Three Months Ended         Nine Months Ended
                                      Sept 25,     Sept 27,     Sept 25,     Sept 27,
                                        2004         2003         2004         2003
                                      -------      -------      --------    ---------

Net sales .........................   $77,176      $65,227      $218,119     $187,934

Cost of sales .....................    57,762       49,586       163,238      143,106
                                      -------      -------      --------     --------

    Gross profit ..................    19,414       15,641        54,881       44,828

Selling, general and administrative
expenses ..........................    10,636        9,170        29,592       26,083
                                      -------      -------      --------     --------
  Operating income ................     8,778        6,471        25,289       18,745

Other income, net .................       (50)         (61)         (145)        (150)
Interest expense ..................       584          698         1,787        2,069
                                      -------      -------      --------     --------
  Income  before income taxes .....     8,244        5,834        23,647       16,826

Income taxes ......................     2,959        2,118         8,544        6,108
                                      -------      -------      --------     --------
  Net income ......................   $ 5,285      $ 3,716      $ 15,103     $ 10,718
                                      =======      =======      ========     ========
Diluted earnings per share ........   $  0.81      $  0.59      $   2.32     $   1.65
                                      =======      =======      ========     ========
Weighted average number of shares .     6,550        6,318         6,509        6,502
                                      =======      =======      ========     ========


















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



                         STANLEY FURNITURE COMPANY, INC.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                          Sept 25,   Sept 27,    Dec 31,
                                                            2004       2003       2003
                                                          --------   --------   --------
Assets
Current assets:
     Cash .............................................   $  2,171   $  1,406   $  2,509
     Accounts receivable, net .........................     40,178     33,714     30,120
     Inventories ......................................     72,365     54,395     54,638
     Prepaid expenses and other current assets ........      2,109        774      2,855
     Deferred income taxes ............................      2,930      3,379      2,855
                                                          --------   --------   --------
         Total current assets .........................    119,753     93,668     92,977
Property, plant, and equipment, net ...................     51,394     55,945     55,154
Goodwill ..............................................      9,072      9,072      9,072
Other assets ..........................................      6,425      7,565      7,000
                                                          --------   --------   --------
         Total assets .................................   $186,644   $166,250   $164,203
                                                          ========   ========   ========
Liabilities and Stockholders' Equity
Current liabilities:
     Current maturities of long-term debt .............   $  4,257   $  7,014   $  7,014
     Accounts payable .................................     17,552     15,214     10,595
     Accrued expenses .................................     16,870     14,452     10,913
                                                          --------   --------   --------
         Total current liabilities ....................     38,679     36,680     28,522

Long-term debt ........................................     12,857     17,818     15,686
Deferred income taxes .................................     10,813     12,592     12,560
Other long-term liabilities ...........................      5,890      4,483      4,877

Stockholders' equity ..................................    118,405     94,677    102,558
                                                          --------   --------   --------
         Total liabilities and stockholders' equity ...   $186,644   $166,250   $164,203
                                                          ========   ========   ========




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



                         STANLEY FURNITURE COMPANY, INC.
                 Consolidated Condensed Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)

                                                             Nine Months Ended
                                                           Sept 25,     Sept 27,
                                                            2004          2003
                                                          ---------    ---------
     Cash flows from operating activities:
  Cash received from customers ........................   $ 208,506    $ 181,942
  Cash paid to suppliers and employees ................    (194,259)    (159,628)
  Interest paid, net ..................................      (1,791)      (2,078)
  Income taxes paid ...................................      (7,748)      (7,786)
                                                          ---------    ---------
    Net cash provided by operating activities .........       4,708       12,450
                                                          ---------    ---------

Cash flows from investing activities:
  Capital expenditures ................................        (402)        (630)
  Other, net ..........................................        (119)         (19)
                                                          ---------    ---------
    Net cash used by investing activities .............        (521)        (649)
                                                          ---------    ---------

Cash flows from financing activities:
  Proceeds from revolving credit facility, net ........                      704
  Repayment of senior notes ...........................      (5,586)      (5,486)
  Purchase and retirement of common stock .............        --        (14,787)
  Dividends paid ......................................      (1,876)        (952)
  Proceeds from insurance policy loans ................         993          888
  Proceeds from exercise of stock options .............       1,944           11
                                                          ---------    ---------
    Net cash used by financing activities .............      (4,525)     (19,622)
                                                          ---------    ---------

Net  decrease in cash .................................        (338)      (7,821)
Cash at beginning of period ...........................       2,509        9,227
                                                          ---------    ---------
  Cash at end of period ...............................   $   2,171    $   1,406
                                                          =========    =========

Reconciliation of net income to
  net cash provided by operating activities:
    Net income ........................................   $  15,103    $  10,718
    Adjustments to reconcile net income
      to net cash provided by operating activities:
      Depreciation and amortization ...................       4,230        4,345
      Deferred income taxes ...........................      (1,822)        (995)
      Loss on sale of assets ..........................        --              4
      Changes in working capital ......................     (13,611)      (1,367)
      Other assets ....................................        (205)        (184)
      Other long-term liabilities .....................       1,013          (71)
                                                          ---------    ---------
  Net cash provided by operating activities ...........   $   4,708    $  12,450
                                                          =========    =========